Target Funds

NSAR Exhibit SUB-ITEM 77(J)

For fiscal year ended

7/31/01



Reclassification of Capital Accounts:     The Fund accounts for and reports
distributions to shareholders in
accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-2:
Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gains, and Return of Capital Distributions by Investment Companies. Net investment income, net realized gains and net assets were not affected by this change. For the period ended July 31, 2001, the application of this statement resulted in the following reclassifications:


						Undistributed
	Accumulated	      Paid-in
						      Net		      Net
	    Capital in
						Investment
Realized	    excess of
Fund				Ref.		   Income
	Gain/Loss	         par
Large Capitalization Growth.	(b),(c)		$3,017,616 	$       -
	$(3,017,616)
Large Capitalization Value	(b),(c)		       50,948
(37,969)                   (12,979)
Small Capitalization Growth	(b),(c)		     519,582
9,893	     (529,475)
Small Capitalization Value..	(b)		       12,979
       -
(12,979)
International Equity	(a),(b),(c)	     198,349
61,015 	     (259,364)
Total Return Bond.	(a),(b)     	      (14,463)
27,442 	       (12,979)
_____________________________

(a) Reclass of net foreign currency gains/losses.

(b) Expenses not deductible for tax purposes.

(c) Reclass of net operating loss.